Exhibit 99.2

OrthoPediatrics Corp. Announces Pricing of Offering of Common Stock

WARSAW, Indiana, June 18, 2020 — OrthoPediatrics Corp. (“OrthoPediatrics”) (Nasdaq: KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, announced today the pricing of its underwritten public offering of 1,600,000 shares of its common stock at a price to the public of $47.00 per share.

The offering is expected to close on or around June 22, 2020, subject to customary closing conditions. In addition, OrthoPediatrics has granted the underwriters a 30-day option to purchase up to an additional 240,000 shares of its common stock at the public offering price, less the underwriting discounts and commissions.

Piper Sandler and Stifel are acting as joint book-running managers and BTIG, JMP Securities, Needham & Company, and SunTrust Robinson Humphrey are acting as co-managers of the proposed offering.

The proposed offering is being made pursuant to a shelf registration statement on Form S-3 that became effective on March 27, 2020. The proposed offering is being made only by means of a written prospectus and prospectus supplement that form part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.  A final prospectus supplement and accompanying prospectus will be filed with the SEC.  Copies of the preliminary prospectus supplement and accompanying prospectus and, when available, the final prospectus supplement and accompanying prospectus may also be obtained for free from the offices of Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at (800) 747-3924 or via email at prospectus@psc.com; or from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, via telephone at (415) 364-2720 or via email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 5, 2020, as updated and supplemented by our other SEC reports filed time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Investor Contacts

The Ruth Group

Tram Bui / Emma Poalillo

(646) 536-7035 / 7024

tbui@theruthgroup.com / epoalillo@theruthgroup.com